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                                                                    Exhibit 99.1

News Release                          Contact: Investor Relations (800) 820-0181
------------                                      Melissa Marsden (303) 576-2622


                 PROLOGIS ANNOUNCES PRICING IN MERIDIAN MERGER

  Meridian Stockholders to Receive $23.5875 per share in Merger with ProLogis

DENVER -- March 23, 1999 -- ProLogis (NYSE: PLD), a leading global provider of distribution services and facilities, announced today that each holder of Meridian Industrial Trust, Inc. (NYSE: MDN) common stock would receive total consideration of $23.5875 per share, including $2.00 in cash, in connection with the merger of Meridian with and into ProLogis. As stated in the Agreement and Plan of Merger, dated as of November 16, 1998, as amended (based on the closing price of the common shares on March 23, 1999), ProLogis agreed that at the effective time of the merger, each share of Meridian common stock would be converted into the right to receive 1.10 ProLogis common shares, plus up to $2.00 in cash, if and to the extent that the Average Trading Price of a ProLogis common share is less than $22.725. The Average Trading Price of a ProLogis common share is defined in the merger agreement as the average of the daily high and low per share transaction prices for ProLogis common shares for 15 trading days randomly selected by Arthur Andersen LLP from the 30 trading days ending on, and including the fifth trading day prior to the closing of the merger. The closing of the merger is scheduled to occur on March 30, 1999, subject to the approval of ProLogis shareholders and Meridian stockholders.

ProLogis is the largest U.S.-based global provider of integrated distribution services, with nearly 1,300 distribution facilities owned and operating throughout North America and Europe. ProLogis has built the industry's first and only global network of distribution facilities with the primary objective to build shareholder value by becoming the leading provider of distribution services. The company expects to achieve this objective through the ProLogis Operating System, and its commitment to be "The Global Distribution Solution" by providing exceptional corporate distribution services and facilities to meet customer expansion and reconfiguration needs globally. As of December 31, 1998, ProLogis had 134.7 million square feet of distribution facilities operating or under development in 90 global markets. Upon completion of the merger, ProLogis is expected to have approximately 168.3 million square feet of distribution facilities operating or under development in 94 global markets.

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which ProLogis operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.